Exhibit 99.2

New Providence Acquisition Corp. III Completes $300,150,000 Initial Public Offering

Palm Beach, FL, April 25, 2025 (GLOBE NEWSWIRE) – New Providence Acquisition Corp. III (the “Company”) announced today the closing of its initial public offering of 30,015,000 units, which includes 3,915,000 units issued pursuant to the exercise by the underwriters of their over-allotment option in full. The offering was priced at $10.00 per unit, resulting in gross proceeds of $300,150,000.

The Company’s units began trading on April 24, 2025 on the Nasdaq Global Stock Market LLC (“Nasdaq”) under the ticker symbol “NPACU.” Each unit consists of one Class A ordinary share of the Company and one-third of one redeemable warrant, with each whole warrant entitling the holder thereof to purchase one Class A ordinary share of the Company at an exercise price of $11.50 per share. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Once the securities constituting the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “NPAC” and “NPACW,” respectively.

Of the proceeds received from the consummation of the initial public offering (including the exercise of the over-allotment option) and a simultaneous private placement of units, $301,650,750 (or $10.05 per unit sold in the offering) was placed in trust.

The Company is a blank check company formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The Company seeks to acquire and operate a business in the consumer industry, however, it may pursue an acquisition opportunity in any business or industry or at any stage of its corporate evolution.

The Company’s management team is led by Gary Smith and Alexander Coleman, each a Co-Chief Executive Officer and Co-Chairman of the Board of Directors (the “Board”), and Leo Valentine, its Chief Financial Officer. The Board also includes Rick Mazer, Daniel Ginsberg, Timothy Gannon, and Greg Stevens.

Cantor Fitzgerald & Co. acted as sole book-running manager for the offering.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on April 23, 2024. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds thereof. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

New Providence Acquisition Corp. III
Leo Valentine
leo.valentine@npa-corp.com
929-249-8832